Exhibit 99.2

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number: 04-21

Harrell Beck

Dev Ghose

Shurgard Storage Centers, Inc.

(206) 652-3733

Media Contact

Broadgate Consultants, Inc.

(212) 232-2222

FOR IMMEDIATE RELEASE

SHURGARD REPORTS ON IMPACT OF HURRICANES ON FLORIDA AND GEORGIA STORES

SEATTLE, WASHINGTON, October 14, 2004 . . . Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, reported today on the effects of hurricanes Charley, Frances, Ivan and Jeanne on its portfolio in Florida and Georgia.

The Company reported that it sustained mild to moderate damage at 24 of its 47 facilities in Florida and Georgia primarily due to wind and water damage to signs, fences, doors and roofs. The Company estimates that the charge to earnings relating to the uninsured repair costs for its facilities is expected to be approximately $400,000 based on its latest assessments. At this time, the effect on the Company’s overall business operations is not expected to be material.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.

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Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy, including statements regarding the expected earnings of the Company’s and projected revenues and expenses for the year 2004 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act and are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements. The risks and uncertainties that may cause these forward-looking statements to prove to be incorrect include the risks that the extent of damage caused by the hurricanes, and the impact on the business operations is greater than currently estimated. For a discussion of additional risks and other factors that could affect these forward-looking statements and Shurgard’s financial performance, see Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004. Form 10-Q for the quarter ending March 31, 2004 filed with the SEC on July 12, 2004 and Form 10-Q for the quarter ending June 30, 2004 filed with the SEC on August 13, 2004.